Exhibit 99.1

Worldwide Headquarters	Steven Brazones
1200 Willow Lake Boulevard	Investor Relations
St. Paul, Minnesota 55110-5101	651-236-5158

NEWS	For Immediate Release	July 12, 2007

H.B. Fuller Announces $100 Million Share Repurchase Program;

Declares Regular Quarterly Dividend

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) announced today that its Board of Directors has authorized a share repurchase program of up to $100 million of the Company’s outstanding common shares and declared a regular cash dividend of $0.0645 per share of common stock.

“Our strong balance sheet position, positive free cash flow outlook, and ongoing commitment to long term shareholder value creation led us to initiate the repurchase program. This decision underscores the financial strength that we have built over the last ten quarters and serves as a testament to the confidence we have in our future,” said Michele Volpi, president and chief executive officer. “We believe this is a measured and prudent approach that still enables us to invest in the strategic growth initiatives that are key to our continued success and to actively and judiciously pursue strategic merger and acquisition targets.”

Under the program, the Company, at management’s discretion, may repurchase shares for cash on the open market from time to time, in privately negotiated transactions or block transactions, or through an accelerated repurchase agreement. The primary source of funding for the program is expected to be excess cash held in the United States, but alternative sources of funds may also be used. The timing of such repurchases will depend on price, market conditions and applicable regulatory requirements. The program does not require the Company to repurchase any specific number of shares and may be modified, suspended or terminated at any time without prior notice.

The repurchase program is not expected to have a material impact to diluted earnings per share in fiscal year 2007 and the Company continues to expect diluted earnings per share from continuing operations to be at the high end of its previously announced range of $1.65 to $1.75.

The regular cash dividend of $0.0645 per share of common stock is payable on August 9, 2007 to shareholders of record at the close of business on July 26, 2007.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2006 net revenue of $1.472 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 6, 2007 and July 6, 2007 and 10-K filing of February 15, 2007. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.